Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237332

PROSPECTUS

VERASTEM, INC.

46,511,628 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 46,511,628 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors.

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities from time to time on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 12.

We are not offering any shares of our Common Stock for sale under this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “VSTM.” On April 13, 2020, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $3.06 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. See “Risk Factors” on page 3, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 16, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Verastem,” the “company” or the “Company,” “we,” “us,” or “our” refer to Verastem, Inc.

ABOUT THE COMPANY

Company Overview

We are a biopharmaceutical company focused on developing and commercializing medicines to improve the survival and quality of life of cancer patients. Our marketed product, COPIKTRA® (“duvelisib”) capsules, and most advanced product candidates, defactinib and CH5126766 also referred to as VS-6766, utilize a multi-faceted approach designed to treat cancers originating either in the blood or major organ systems. We are currently developing duvelisib and our product candidates in both preclinical and clinical studies as potential therapies for certain cancers, including leukemia, lymphoma, lung cancer, mesothelioma, ovarian cancer, head and neck cancer, colorectal cancer and pancreatic cancer. We believe that these compounds may be beneficial as therapeutics either as single agents or when used in combination with immuno-oncology agents, other pathway inhibitors or other current and emerging standard of care treatments in aggressive cancers that do not adequately respond to currently available therapies.

COPIKTRA is an oral inhibitor of phosphoinositide 3-kinase (“PI3K”), and the first approved dual inhibitor of PI3K-delta and PI3K-gamma, two enzymes known to help support the growth and survival of malignant B-cells and T-cells. PI3K signaling may lead to the proliferation of malignant B-cells and T-cells and is thought to play a role in the formation and maintenance of the supportive tumor microenvironment. COPIKTRA was approved by the U.S. Food & Drug Administration (the “FDA”) on September 24, 2018 and is now indicated for the treatment of adult patients with relapsed or refractory chronic lymphocytic leukemia/small lymphocytic lymphoma (“CLL/SLL”) after at least two prior therapies and relapsed or refractory follicular lymphoma (“FL”) after at least two prior systemic therapies. The indication in FL is approved under accelerated approval based on overall response rate. Continued approval for this FL indication may be contingent upon verification and description of clinical benefits in confirmatory trials.

We are also developing duvelisib for the treatment of multiple types of cancer, the most advanced of which is for treatment of patients with peripheral T-cell lymphoma (“PTCL”). The development of duvelisib in PTCL has been awarded Fast Track and Orphan Drug status by the FDA and a registration study is underway. During 2020, we plan to continue to further develop duvelisib through our registration-directed Phase 2 PTCL study and other sponsored trials. We also expect that interim data for several ongoing investigator sponsored studies (“ISTs”) will be reported.

Defactinib, is a targeted inhibitor of Focal Adhesion Kinase (“FAK”). FAK is a non-receptor tyrosine kinase encoded by the Protein Tyrosine Kinase-2 (“PTK-2”) gene that is involved in cellular adhesion and, in cancer, metastatic capability. CH5126766, is a first-in-class small molecule RAF/MEK inhibitor. Defactinib in combination with CH5126766 is being studied in an ongoing Phase 1 IST in patients with KRAS mutant advanced solid tumors, including ovarian cancer, non-small cell lung cancer (“NSCLC”) and colorectal cancer. Similar to COPIKTRA, both defactinib and CH5126766 are delivered orally and designed to be a potential therapy for patients to take at home under the advice of their physician. During 2020, we expect the results from the defactinib/CH5126766 IST to be reported.

In addition, defactinib is currently being investigated in combination with immunotherapeutic and other agents through ISTs. In 2020, it is planned to report results from certain ongoing dose escalation combination studies involving defactinib.

Our principal executive offices are located at 117 Kendrick Street, Suite 500, Needham, MA 02494, and our telephone number is (781) 292-4200. Our website address is: www.verastem.com. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

RISK FACTORS

An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, prospects, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

DESCRIPTION OF PRIVATE PLACEMENT OF COMMON STOCK

On March 3, 2020, we completed a private placement financing transaction. Pursuant to a securities purchase agreement (the “Purchase Agreement”), we issued 46,511,628 shares (the “Shares”) of Common Stock at a purchase price of $2.15 per Share. We received gross cash proceeds of approximately $100,000,000, excluding transactions costs, fees and expenses, for the purchase of the Shares. The purchasers of the Shares were the selling stockholders named in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference, contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements related to present facts or current conditions or historical facts, contained in or incorporated by reference into this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Such statements relate to, among other things, the development and activity of our lead product, COPIKTRA and our phosphoinositide 3-kinase (“PI3K”), focal adhesion kinase (“FAK”) and rapidly accelerated fibrosarcoma (“RAF”)/ mitogen-activated protein kinase (“MEK”) programs generally, the potential commercial success of COPIKTRA, the anticipated adoption of COPIKTRA by patients and physicians, the structure of our planned and pending clinical trials, and the timeline and indications for clinical development, regulatory submissions and commercialization activities. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements are not guarantees of future performance and our actual results could differ materially from the results discussed in the forward-looking statements we make. Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the commercial success of COPIKTRA in the United States; physician and patient adoption of COPIKTRA, including those related to the safety and efficacy of COPIKTRA; the uncertainties inherent in research and development of COPIKTRA, such as negative or unexpected results of clinical trials; whether and when any applications for COPIKTRA may be filed with regulatory authorities in any other jurisdictions; whether and when regulatory authorities in any other jurisdictions may approve any such other applications that may be filed for COPIKTRA, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted and, if approved, whether COPIKTRA will be commercially successful in such jurisdictions; our ability to obtain, maintain and enforce patent and other intellectual property protection for COPIKTRA and our other product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of COPIKTRA; the fact that regulatory authorities in the U.S. or other jurisdictions, if approved, could withdraw approval; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that third-party payors (including government agencies) may not reimburse for COPIKTRA; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that COPIKTRA or our other product candidates will cause unexpected safety events, experience manufacturing or supply interruptions or failures, or result in unmanageable safety profiles as compared to their levels of efficacy; that COPIKTRA will be ineffective at treating patients with lymphoid malignancies; that we will be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates will take longer or cost more than planned; that we may not have sufficient cash to fund our contemplated operations; that we may not realize the operational efficiencies and cost savings from restructuring; that we, Sanofi, CSPC Pharmaceutical Group Limited, Yakult Honsha Co. Ltd., Chugai Pharmaceutical Co., Ltd, or Infinity Pharmaceuticals, Inc.

will fail to fully perform under the license agreements; that we may be unable to make additional draws under our debt facility or obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that we will not pursue or submit regulatory filings for our product candidates, including for duvelisib in patients with chronic lymphocytic leukemia/small lymphocytic lymphoma (“CLL/SLL”) or indolent non-Hodgkin lymphoma (“iNHL”) in other jurisdictions; and that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients.   Other risks and uncertainties include those identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and in any subsequent filings with the SEC.

As a result of these and other factors, we may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from sales of the Common Stock pursuant to this prospectus.

SELLING STOCKHOLDERS

Pursuant to the Purchase Agreement, we agreed to file the registration statement of which this prospectus is a part to cover the resale of the shares of our Common Stock and to keep such registration statement effective with respect to each selling stockholder until the date on which all of the shares of our Common Stock registered for resale under the registration statement have been disposed of in accordance with such registration statement, disposed of pursuant to Rule 144 under the Securities Act, or can be resold pursuant to Rule 144 without restriction or limitation (including without any limitation as to volume of sales and without the selling stockholder complying with any method of sale requirements or notice requirements under Rule 144).

We are registering the resale of the above-referenced shares to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of Common Stock that have been issued to the selling stockholders pursuant to the Purchase Agreement. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling stockholders, we are referring to the shares of our Common Stock issued pursuant to the Purchase Agreement, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the Purchase Agreement and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of our Common Stock covered hereby may be offered from time to time by the selling stockholders.

When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. To our knowledge, subject to community property laws where applicable, each selling stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such selling stockholder’s name.

The following table sets forth the name of each selling stockholder, the number and percentage of our Common Stock beneficially owned by the selling stockholders as of March 15, 2020, the number of shares of our Common Stock that may be offered under this prospectus, and the number and percentage of our Common Stock beneficially owned by the selling stockholders assuming all of the shares of our Common Stock registered hereunder are sold. As of March 15, 2020, a total of 158,604,929 shares of our Common Stock were outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares of our Common Stock in the column “Number of Shares Offered” represents all of the shares of our Common Stock that a selling stockholder may offer and sell from time to time under this prospectus.

	Prior to Offering		Percentage		After Offering	Percentage
Name and Address	Number of Shares Beneficially Owned		of Shares Beneficially Owned	Number of Shares Offered	Number of Shares Beneficially Owned	of Shares Beneficially Owned
Entities associated with RA Capital Management 200 Berkeley Street, 18th Floor Boston, MA 02116	18,604,651	(1)	11.73%	18,604,651	0	—
Entities associated with Vivo Capital 192 Lytton Avenue Palo Alto, CA 94301	8,139,535	(2)	5.13%	8,139,535	0	—
Entities Associated with Venrock 7 Bryant Park, 23rd Floor New York, NY 10018	3,720,930	(3)	2.35%	3,720,930	0	—
Entities Associated with Acuta Capital c/o Acuta Capital Partners, LLC 1301 Shoreway Road, Suite 350 Belmont, CA 94002	3,720,930	(4)	2.35%	3,720,930	0	—
Entities associated with Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, CA 94111	3,720,930	(5)	2.35%	3,720,930	0	—
Entities associated with EcoR1 Capital 357 Tehama Street, Suite 3 San Francisco, CA 94103	3,255,813	(6)	2.05%	3,255,813	0	—
Avidity Master Fund LP 2828 N. Harwood, Floor 12 Dallas, TX 75209	2,790,698	(7)	1.76%	2,790,698	0	—
Logos Global Master Fund, LP 1 Letterman Drive Building D, Suite D3-700 San Francisco, CA 94129	2,325,582	(8)	1.47%	2,325,582	0	—
CVI Investments, Inc. c/o Heights Capital Management, Inc. 101 California Street, Suite 3250 San Francisco, CA 94111	232,559	(9)	*	232,559	0	—

*Represents less than 1%.

(1)                                 Consists of (i) 15,917,532 shares of Common Stock owned by RA Capital Healthcare Fund, LP (the “Fund”) and (ii) 2,687,119 shares of Common Stock owned by Blackwell Partners LLC — Series A (the “Account”).  RA Capital Management, L.P. (the “Adviser”) is the investment manager for the Fund and the Account. The general partner of the Adviser is RA Capital Management GP, LLC (the “Adviser GP”), of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the managing members. The Adviser, the Adviser GP, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of securities held by the Fund and the Account, except to the extent of their pecuniary interest therein.

(2)                                 Consists of (i) 6,654,632 shares of Common Stock held by Vivo Opportunity Fund, L.P. and (ii) 1,484,903 shares of Common Stock held by Vivo Capital Fund IX, L.P. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund, L.P. The voting members of Vivo Opportunity, LLC are Albert Cha, Gaurav Aggarwal, Shan Fu, Frank Kung and Michael Chang, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. Vivo Capital IX, LLC is the general partner of Vivo Capital Fund IX, L.P. The voting members of Vivo Capital IX, LLC are Frank Kung, Edgar Engleman, Albert Cha, Shan Fu and Chen Yu, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares.

(3)                                 Consists of (i) 338,266 shares of Common Stock owned by VHCP Co-Investment Holdings III, LLC and (ii) 3,382,664 shares of Common Stock owned by Venrock Healthcare Capital Partners III, L.P. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. Bong Koh and Nimish Shah are the voting members of VHCP Management III, LLC.

(4)                                 Consists of (i) 3,013,953 shares of Common Stock held by Acuta Capital Fund, LP and (ii) 706,977 shares of Common Stock held by Acuta Opportunity Fund, LP. Anupam Dalal is the Chief Investment Officer and Manfred Yu is the Manager of Acuta Capital Partners, LLC, the general partner of Acuta Capital Fund, LP and Acuta Opportunity Fund, LP. Both Mr. Yu and Mr. Dalal have voting and investment authority over all of the shares held by Acuta Capital Fund, LP and Acuta Opportunity Fund, LP, and both disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein.

(5)                                 Consists of (i) 818,605 shares of Common Stock held by Farallon Capital Partners, L.P. (“FCP”), (ii) 893,023 shares of Common Stock held by Farallon Capital Institutional Partners, L.P. (“FCIP”), (iii) 111,628 shares of Common Stock held by Farallon Capital Institutional Partners II, L.P. (“FCIP II”), (iv) 55,814 shares of Common Stock held by Farallon Capital Institutional Partners III, L.P. (“FCIP III”), (v) 111,628 shares of Common Stock held by Four Crossings Institutional Partners V, L.P. (“FCIP V”), (vi) 1,516,279 shares of Common Stock held by Farallon Capital Offshore Investors II, L.P. (“FCOI II”), (vii) 65,116 shares of Common Stock held by Farallon Capital (AM) Investors, L.P. (“FCAMI”) and (viii) 148,837 shares of Common Stock held by Farallon Capital F5 Master I, L.P. (“F5MI”).  Farallon Partners, L.L.C. (“FPLLC”), as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI (together, the “FPLLC Entities”) and the sole member of the general partner of FCIP V, may be deemed to beneficially own such shares of Common Stock held by each of the FPLLC Entities and FCIP V.   Farallon Institutional (GP) V, L.L.C. (“FCIP V GP”), as the general partner of FCIP V, may be deemed to beneficially own such shares of Common Stock held by FCIP V.  Farallon F5 (GP), L.L.C. (“F5MI GP”), as the general partner of F5MI, may be deemed to beneficially own such shares of Common Stock held by F5MI.  Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (together, the “Farallon Managing Members”), as a managing member or senior managing member, as the case may be, of FPLLC and a  manager or senior manager, as the case may be, of each of FCIP V GP and F5MI GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, FCIP V GP or

F5MI GP, may be deemed to beneficially own such shares of Common Stock held by the FPLLC Entities, FCIP V and F5MI.  Each of FPLLC, FCIP V GP, F5MI GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of Common Stock.  The address for each of the entities and individuals identified in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(6)                                 Consists of (i) 553,164 shares of Common Stock held by EcoR1 Capital Fund, LP and (ii) 2,702,649 shares of Common Stock held by EcoR1 Capital Fund Qualified, LP. EcoR1 Capital LLC is the general partner of EcoR1 Capital Fund, LP and EcoR1 Capital Fund Qualified, LP. Oleg Nodelman, as manager of EcoR1 Capital LLC, has voting and investment power with respect to the shares owned by EcoR1 Capital LLC.

(7)                                 Avidity Capital Partners Fund (GP) LP is the general partner of Avidity Master Fund LP (the “Avidity Fund”).  Avidity Capital Partners (GP) LLC is the general partner of Avidity Capital Partners Fund (GP) LP.  David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC.  Avidity Partners Management LP, is the investment manager of the Avidity Fund.  Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP.    David Witzke and Michael Gregory are the managing members of Avidity Partners Management (GP) LLC.  Each of the entities and individuals referenced in this footnote may be deemed to beneficially own the shares held by Avidity Master Fund LP.

(8)                                 Consists of 2,325,582 shares of Common Stock held by Logos Global Master Fund, LP.  Logos GP LLC is the general partner of Logos Global Master Fund, LP and Logos Global Management, LP. Arsani William, as manager of Logos GP LLC, has voting and investment power with respect to the shares owned by Logos GP LLC.

(9)                                 Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock previously issued or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of our Common Stock pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                  an exchange distribution in accordance with the rules of the applicable exchange;

•                                  privately negotiated transactions;

•                                  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•                                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                  a combination of any such methods of sale; and

•                                  any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We will pay all expenses of the registration of the shares of Common Stock, including, without limitation, SEC filing fees. We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as the shares offered by the selling stockholders have been effectively registered under the Securities Act and disposed of in accordance with such registration statement, the shares offered by the selling stockholders have been disposed of pursuant to Rule 144 under the Securities Act or the shares offered by the selling stockholders may be resold pursuant to Rule 144 without restriction or limitation (including without any limitation as to volume of sales and without the selling stockholder complying with any method of sale requirements or notice requirements under Rule 144).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Verastem, Inc. appearing in Verastem, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 and the effectiveness of Verastem, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Common Stock we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Stock offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

We maintain a website at www.verastem.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•                  our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 11, 2020;

•                  our Current Reports on Form 8-K filed with the SEC on January 13, 2020 and February 28, 2020;

•                  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Stockholders filed with the SEC on April 8, 2020; and

•                  the description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on January 23, 2012, as supplemented by the description of our common stock contained in Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 11, 2020.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

117 Kendrick Street, Suite 500

Needham, Massachusetts 02494

(781) 292-4279

email address: info@verastem.com

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.verastem.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.